For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


     FIRST KEYSTONE CORPORATION RECEIVES REGULATORY APPROVALS
           FOR THE ACQUISITION OF POCONO COMMUNITY BANK


BERWICK, PENNSYLVANIA - October 15, 2007 - First Keystone Corporation and Pocono Community Bank, today announced that they have received all regulatory approvals required to complete the acquisition announced on May 11, 2007. Provided shareholder approval is obtained at the Pocono Community Bank special meeting of shareholders to be held on October 16, 2007, First Keystone Corporation anticipates closing the transaction on or about November 1, 2007.

Based in Stroudsburg, Pennsylvania, Pocono Community Bank operates three branch locations in Monroe County and has listed total assets of $137 million as of June 30, 2007.

As stated in an earlier announcement, the agreement calls for Pocono to merge into First Keystone Corporation's subsidiary, First Keystone National Bank, for a combination of stock and cash. Pocono Community Bank will operate as a division of First Keystone National Bank following the merger.

This news release may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger related synergies not being achieved, the possibility that increased demand or prices for First Keystone Corporation's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in First Keystone Corporation's filings with the Securities and Exchange Commission.




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